AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment”) dated as of September 1, 2022 to the Amended and Restated Committed Facility Agreement by and between GUGGENHEIM STRATEGIC OPPORTUNITIES FUND (“Customer”), on the one hand, and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (“BNPP PB”), on the other hand.

WHEREAS, BNPP PB and Customer entered into the Amended and Restated Committed Facility Agreement, dated as of March 6, 2019 (as may be further amended, supplemented, or otherwise modified from time to time, the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, BNPP PB and the Customer agree as follows:

1.	Amendment to Appendix B to the Agreement

Appendix B to the Agreement is hereby deleted in its entirety and replaced with new Appendix B attached as Exhibit I hereto.

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate in all material respects as of the date of this Amendment (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and accurate in all material respects as of such earlier date), and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

/s/ Michael Krzewicki

Name: Michael Krzewicki

Title: Managing Director

/s/ Robert Lakeman

Name: Robert Lakeman

Title: Director

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

/s/ Jim Howley

Name: Jim Howley

Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

_______________________________________________

Name:

Title:

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Exhibit I

Appendix B

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

Financing Rate

Customer Debit Rate

With respect to each type of Eligible Security, as specified in the below grid:

ISO Code
USD
Collateral Bucket		Benchmark	Spread (bps)
Eligible Securities (as such term is defined in
Appendix A), excluding SPACs		SOFR	+95 bps
SPACs		SOFR	+135 bps
Any securities not constituting Eligible
Securities agreed upon between the parties
from time to time		SOFR	+135 bps

“SPAC” shall have the meaning in Section 2(a)(vii) of Appendix A.

“SOFR” shall mean the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

Upon the occurrence of a SOFR Index Cessation Event (as such term is defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., including for the avoidance of doubt, Supplement number 57 published on May 16, 2018 (the “2006 ISDA Definitions”)), the Benchmark above for each day occurring on or after the SOFR Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions) will be determined as if references to SOFR were references to the rate (inclusive of any spreads or adjustments) recommended as the replacement for SOFR by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or by a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a replacement for SOFR (which rate may be produced by the Federal Reserve Bank of New York or another administrator). If no such rate is recommended within one Business Day (as such term is defined in the 2006 ISDA Definitions) of the SOFR Index Cessation Event (as such term is defined in the 2006 ISDA Definitions), then the Benchmark above for each day occurring on or after the SOFR Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions) will be determined as if references to SOFR were references to OBFR (as such term is defined in the 2006 ISDA Definitions). If no such rate is recommended within one Business Day of the SOFR Index Cessation Event (as such term is defined in the 2006 ISDA Definitions) and an OBFR Index Cessation Event (as such term is defined in the 2006 ISDA Definitions) has occurred, then the Benchmark above for each day occurring on or after the SOFR Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions) will be determined as if references to SOFR were references to FOMC Target Rate (as such term is defined in the 2006 ISDA Definitions).

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”) to BNPP PB equal to the sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the current Outstanding Debt Financing, expressed as a positive number, (b) 1/360 and (c) 50 bps.

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